Exhibit 99.1

Contact:	Allen & Caron Inc	Sloane & Company
	Michael Lucarelli (investors)	Oliver Browne (media)
	(212) 691-8087	(212) 446-1882
	m.lucarelli@allencaron.com	obrowne@sloanepr.com

DIGITAL ANGEL CORPORATION AWARDED PATENT FOR BREAKTHROUGH
GLUCOSE-SENSING RFID MICROCHIP

Implantable Microchip Allows Diabetics to Accurately and Conveniently Monitor Glucose Concentration Levels

SO. ST. PAUL, MN. (October 25, 2006) — The U.S. Patent and Trademark Office has granted Digital Angel Corporation (AMEX:  DOC) a patent for its syringe-implantable glucose-sensing RFID microchip, Digital Angel announced today.  The RFID microchip measures the glucose concentration levels of diabetic patients and will be marketed and distributed by Digital Angel’s sister company, VeriChip, as an extension to the company’s products benefiting people.

“A glucose-sensing microchip could profoundly impact the 230 million people worldwide living with diabetes,” said Digital Angel CEO and President, Kevin McGrath.  “Patent approval for this RFID microchip is a major step in bringing this life-altering technology to market.  It also underscores Digital Angel’s commitment to innovation, product development and rapid growth.”

Checking blood glucose levels regularly is critical to properly managing diabetes.  The conventional method — a finger prick — is invasive, painful and often inaccurate.  The implantable bio-sensor chip has a passive transponder, glucose sensor and integrated circuitry that allow anyone implanted with the microchip to painlessly scan it to determine their level of glucose concentration.  The RFID microchip quickly and accurately transmits the glucose data back to a wireless scanner that displays the glucose level.  The RFID microchip is powered by the scanner signal, avoiding the need for a battery in the microchip.

“This is a landmark development in the world of diabetes management,” said Dr. Joseph Feldman, Chairman of the Emergency/Trauma Department of Hackensack University Medical Center.  “The current process for monitoring blood sugar levels is painful, cumbersome and discouraging, and especially burdensome for the young and the elderly.  By having this technology, the process becomes effortless.  This glucose-sensing RFID microchip is the next great step in implantable microchip technology.”

Digital Angel, a leading producer of electronic tags for livestock, pets, fish and humans, foresees expansion beyond the human market for the glucose-sensing RFID microchip.  According to the company, diabetes is a major disease issue in animal livestock today.  As a result, the glucose-sensing RFID microchip could have an equally significant impact in monitoring the glucose levels in livestock animals.

“We recognize that extensive work is required to commercialize this product, including the time and investment required for development, clinical trials and FDA approval,” said McGrath.  “Still, we view this as an incredibly important advancement in the world of diabetes management.”

Digital Angel is seeking international patent protection covering the same glucose-sensor RFID technology.  The company, in conjunction with VeriChip Corporation, its exclusive licensee in the area of human implantable identification products, is in the process of naming this product.

The patent, No. 7,125,382 was granted on October 24, 2006 and is titled “Embedded Bio-Sensor System.”

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of humans, pets, fish, poultry and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital Inc. (Nasdaq:ADSX).  For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that Applied Digital Inc. owns 55.4% of the Company’s common stock, that  new accounting pronouncements regarding expensing of share based compensation may impact the Company’s future results of operations, the Company may continue to incur net losses, infringement by third parties on the Company’s intellectual property or development of substantially equivalent proprietary technology by the Company’s competitors could negatively impact the Company’s business, domestic and foreign government regulation and other factors could impair the Company’s ability to develop and sell its  products in certain markets, the Company relies on sales to government contractors for its animal identification and search and rescue beacon products, and any decline in the demand by these customers for such  products could negatively affect the Company’s business, the Company depends on a single production arrangement for its patented syringe-injectable microchips, and the loss of or any significant reduction in the production could have an adverse effect on the Company’s business, technological change could cause the Company’s products to become obsolete, the loss of one of the Company’s principal customers could negatively impact the Company’s net revenue, the Company’s earnings will decline if the Company writes off goodwill and other intangible assets, options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock, currency exchange rate fluctuations could have an adverse effect on the Company’s sales and financial results, the Company depends on a small team of senior management.  A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2005. Investors and stockholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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